Exhibit 4.3

Terms and Conditions

For Options granted to Employees of ASML Holding N.V. Group Companies in Asia, EMEA and USA under the ASML Stock Option Plan

(Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

Related documents

In these option conditions reference is made to the following documents:

-	ASML Stock Option Plan (version 2)
-	ASML Rules of Conduct concerning Insider Information

These documents may be consulted on the ASML Intranet.

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Article 1 - Definitions

In these Option Conditions and the agreements arising from and relating thereto the following terms shall have the meanings as defined in this Article, unless explicitly stated otherwise.

Allocation Date	:	the date of allocation of an Option, being April 21st, 2006;
Application Form	:	the application form for the Plan for Employees (Salary Grades 81 through 91) of ASML Group Companies in Asia, EMEA and USA, on the basis of which Options are allocated to Employees;
ASML	:	ASML Holding N.V., having its business address at De Run 6501 in Veldhoven, the Netherlands;
Embargo Period	:	the period from 21st, 2006 up to and including January 19th, 2007;
Employee	:

a natural person who on the Allocation Date is employed with an ASML Group Company in a position with a salary grade 81 through 91, and who is on its payroll or who has been assigned abroad as an expatriate or ITA by an ASML Group Company;

Employer	:	ASML or Group Company that employs Employee on the Allocation Date;
Exchange Value	:

the underlying value of one Option determined on the basis of calculation method used by ASML in line with the applicable International Financial Reporting Standards and US GAAP accounting rules for share based remuneration provided to employees;

Exercise Price	:	the price for which Option Holder may acquire one Share upon the exercise of one Option;
Group Company	:

an affiliated company of ASML, in which the affiliation is determined by section 24c of Book 2 of the Dutch Civil Code, irrespective of the jurisdiction of such company and irrespective of the place where it has its registered office;

Option	:	a right granted by Employer to Option Holder to acquire one Share against payment of the Exercise Price during the Option Period;
Option Agent	:	the organization to be designated by ASML charged with the implementation of the Option Conditions;
Option Conditions	:

the present terms and conditions for Options granted to Employees of an ASML Group Company under the ASML Stock Option Plan version April 2006, including any modifications subsequently introduced herein in conformity with the same;

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Option Holder	:

the holder of an Option, being the person to whom an Option has been allocated in writing and who at the time of allocating of such Option is an Employee of ASML or who has become the holder of such Option by virtue of being Employee’s heir;

Option Period	:	the period during which the Option may be exercised;
Option Rules	:	the ASML Stock Option Plan (version 2) including any modifications subsequently introduced therein in conformity with the same, on which these Option Conditions are based;
Plan	:

the Stock Options from Future Profit Sharing 2006 for Employees (Salary Grades 81 through 91) of ASML Group Companies in Asia, EMEA (excluding The Netherlands) and USA, including the applicable Application Form and Option Conditions;

Retirement	:

termination of employment of the Employee (a) at the age of 55 (fifty five) years or later in case Employee is eligible to (early) retirement payments paid by a State, Federal or private pension fund, or (b) under the “Rule of 65” without being eligible to (early) retirement payments paid by a State, Federal or private pension fund. The “Rule of 65” determines that Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 55 (fifty five) years after 10 (ten) years of continued employment with ASML, a Group Company or its legal predecessors. For every additional year in excess of 55 (fifty five) years of age, Employee is required to have one year less of continued employment, until the age of 65 (sixty five) years. Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 65 (sixty five) years with one or less years of continued employment with ASML, a Group Company or her legal predecessors;

Share	:

an ordinary share with a nominal value of EUR 0.02 (two EURO Cents) in the share capital of ASML, which share is listed on the Euronext Amsterdam (“AEX”) in the Netherlands, or the NASDAQ Stock Market (“NASDAQ”), New York City, New York, USA, which share is acquired by Option Holder by exercising an Option granted under these Option Conditions;

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Termination for Cause	:

Cause shall mean (i) any act of personal dishonesty taken by Employee in connection with his or her responsibilities as Employee and intended to result in a personal enrichment of Employee, (ii) conviction of a felony, (iii) a wilful act by Employee that constitutes gross misconduct and is injurious to Employer, and (iv) continued violations by Employee of his or her obligations to Employer which are demonstrably wilful and deliberate on his or her part after (a) there has been delivered to Employee a written demand for performance from Employer that describes the basis for the belief that he or she has not substantially performed his or her duties set forth in specific goals to cure such defaults, and (b) he or she has been given 30 (thirty) days during which he or she has been unable to cure such failure to perform his or her duties. For Employees who are resident and/or work in the Netherlands, the term Cause shall have the meaning as stated in section 7:677 in conjunction with section 7:678 of the Dutch Civil Code at that time.

The terms defined above in the singular or in the plural shall also comprise the plural and vice versa, unless in the case in concerned it can be inferred otherwise from the text of the Option Conditions.

Article 2 - Scope and Object

These Option Conditions are part of the Option Rules and contain the terms and conditions that are applicable to Option Holder pursuant to article IV of the Option Rules.

Option Holder is aware of the fact that the value of the shares may rise or fall, and that ASML does not guarantee that Option Holder will derive any benefit from participating in the Plan.

Nothing in these Option Conditions or related documents by themselves or in combination shall be construed as an expressed or implied contract of employment or a guarantee of continued future employment.

Article 3 - Allocation of Options

3.1

Options shall be allocated at the request of Employee. The total number of options to be allocated to the Employee is determined by ASML on the basis of the requested amount as indicated on the Application Form by the Employee with respect to the possible gross profit sharing 2006 and the Exchange Value, whereby the total number of Options may be prorated based on the maximum number of Options available;

3.2

When submitting a request for the allocation of Options, Employee must, at Employee’s sole discretion, relinquish an amount up to a maximum of 6% of Employee’s gross annual base salary as per January 1st, 2006, being excluding any allowances or additional month(s) payment(s), that relates to the period starting on April 21st, 2006 and ending on December 31st, 2006. Employee waives in whole or in part the rights to the amount of the possible profit sharing 2006 with respect to the period starting on April 21st, 2006 and ending on December 31st, 2006, which entitlement cannot be determined prior to January 17th, 2007. The number of Options to be allocated shall depend on the amount as mentioned in article 3.1 of these Option Conditions and will be determined by dividing the amount as mentioned on the Application Form by the Exchange Value on the Allocation Date, whereby fractions of will be rounded down to the nearest whole number. If such rounding is being applied, the amount as mentioned on the Application Form will be adjusted accordingly and be set at the total Exchange Value of the Options allocated at the Allocation Date;

3.3	To be eligible for Options a fully completed and signed Application Form must have been timely received by the Salary Administration in Veldhoven;
3.4	Options shall be allocated on the basis of the Application Form and pro-rated taking into consideration the maximum available number of Options;
3.5

All Euro denominated amounts mentioned in this Article and in Article 8.1 shall be calculated by using the Euro – local currency exchange rate fixing applicable to Employee on the Allocation Date as performed by the European Central Bank at or around 14.00 hours C.E.T.

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Article 4 - Acceptance of the Options

4.1

By handing in the Application Form on which the wish is expressed to participate in the underlying plan, Employee accepts (i) all of the Options that may be allocated, and (ii) the Option Rules and the Option Conditions;

4.2	Employee shall be informed in writing within a reasonable time following the Allocation Date with respect to the number of Options allocated and the Exercise Price;
4.3	Effective as from the Allocation Date an option agreement will exist between ASML and the Employee.

Article 5 - Option Period

5.1	The Option Period shall be 10 (ten) years, starting as from the Allocation Date and shall, therefore, end on April 20th, 2016;
5.2	Options may only be exercised within the Option Period following the expiry of the Embargo Period in accordance with the provisions of article 8 of the Option Conditions;
5.3	Options that have not been exercised within the Option Period shall lapse after the expiration of the Option Period and become null and void;
5.4

Notwithstanding the provisions of paragraphs 1 through 3 of this Article, the Option Period may be extended under the circumstances as referred to in paragraph 6 of Article 8 with a maximum period of 12 (twelve) months.

Article 6 - Exercise Price

The Exercise Price shall be equal to the closing price “cum dividend” of an ordinary ASML share on Euronext, Amsterdam (“AEX”) in the Netherlands on the Allocation Date. For United States residents (other than through being assigned to the United States as an Employee) or citizens, the Euro denominated Exercise Price will be converted into a United States Dollar Exercise Price by taking the Exercise Price defined in the first sentence of this Article and applying the Euro – United States Dollar exchange rate fixing on the Allocation Date as performed by the European Central Bank at or around 14.00 hours C.E.T.

Article 7 - Transferability of the Option

7.1	The Option shall be strictly non-transferable and may not be encumbered with a pledge;
7.2	Devolution by last will or hereditary succession pursuant to the statutory provisions shall, however, not affect the Option;
7.3

Option Holder shall not be permitted to conclude any transaction in relation to the Options on Euronext Amsterdam, The Netherlands , NASDAQ, New York, United States of America, or any other stock exchange;

7.4	In the event of an Option Holder acting in contravention of the provisions of this Article, the Options of such Option Holder shall lapse.

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Article 8 - Exercise of the Option

8.1

Options may only be exercised in full following the expiration of the Embargo Period if the actual level of the profit sharing 2006 relating to the period starting on April 21st, 2006 and ending on December 31st, 2006 which would have been paid to the Option Holder is at least equal to the total Exchange Value of the Options allocated. Where the actual level of the profit sharing 2006 relating to the period starting on April 21st, 2006 and ending on December 31st, 2006 for the Option Holder is less than the total Exchange Value of the Options allocated on the Allocation Date, only a pro-rated part of the allocated Options will become exercisable, whereby the number of Options that will become exercisable is equal to the individualised amount of the profit sharing 2006 related to the period starting on April 21st, 2006 and ending on December 31st, 2006 divided by the Exchange Value as determined on the Allocation Date, whereby fractions of will be rounded down to the nearest whole number. The Options allocated that will not become exercisable in accordance with the provisions of this paragraph will lapse on the last day of the Embargo Period. The Employee will not be entitled to any compensation from the Employer or any Group Company as a result of the lapse of the Options;

8.2

If, in accordance with article 8.1 of the Option Conditions, part of the Options allocated will not become exercisable following the expiry of the Embargo Period, ASML will inform the Option Holder in writing ultimately on the last day of the Embargo Period;

8.3

By means of a written request by Option Holder to Employer, Option Holder may exercise all or part of the Options, provided approval of such request to exercise is given by Employer and exercise is not in conflict with other provisions of this Article;

8.4	A written request to exercise Options during the Embargo Period shall not be honoured by Employer;
8.5	When exercising the Options Option Holder must comply with the “ASML Rules of Conduct concerning Insider Information”, as in force at the time of exercising;
8.6

In case of termination of the employment relationship between Employee and Employer due to Employee’s (i) death, or (ii) incapability to act, the Options may be exercised during the entire Option Period, after the Embargo Period has expired. In case the remaining Option Period, measured from the moment of termination for aforementioned reasons, consists of less than 12 (twelve) months, the Option Period will be extended such that the remaining Option Period will be at least 12 (twelve) months counting from the date of the termination. Therefore, if the date of termination for reasons mentioned in the first sentence of this Article, falls within 12 (twelve) months before the end of the Option Period as defined in Article 5.1, the Option Period will effectively be prolonged beyond the period as defined in Article 5.1;

8.7

In case of termination of the employment relationship between Employee and Employer due to Employee’s (i) Retirement or (ii) occupational disability (within the meaning of the Dutch Act on Work and Income based on Employment Capacity [Wet Werk en Inkomen naar Arbeidsvermogen]), the Options may be exercised during the entire Option Period, after the Embargo Period has expired, if such exercise would not be in breach with the other provisions of this article 8;

8.8

If, during the Option Period, Employee is terminated for Cause by Employer or Employee is terminated by Employer on account of another reason imputable to Employee, regardless of whether employment has been terminated, any Options not yet exercised shall lapse forthwith. All Options that have thus become null and void will do so without Employee being entitled to any compensation in this respect from Employer or any Group Company;

8.9	In case of termination of the employment relationship between Employee and Employer during the period starting on the Allocation Date and ending on December 31st, 2006, for reasons other

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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than those mentioned in paragraphs 6, 7 and 8 of this article 8, the Options shall lapse and the Employee would only be entitled to, in whole or in part, the original rights with respect to the profit sharing 2006 that he/she has been entitled to prior to participating in the Plan;

8.10

In case of termination of the employment relationship between Employee and Employer after December 31st, 2006, for reasons other than those mentioned in paragraphs 6, 7 and 8 of this article 8, the Options may be exercised during the Option Period, provided such exercise is not in conflict with the provisions of paragraphs 1 through 5, and paragraph 11 of this Article. If the Options are not exercised within the Option Period, the Options shall lapse without Employee being entitled to any compensation from the Employer or any Group Company;

8.11

The Options may be exercised by Option Holder for the total number allocated or in tranches of 100 or multiples thereof (with the exception of the last tranche), with the provision that each exercise must take place within the Option Period, provided such exercise is not in conflict with the provisions of Article 11 of these Option Conditions;

8.12	Exercise of the Option shall take place in conformity with the applicable “Procedure for the exercise of ASML Options”.

Article 9 - Dilution of Capital

9.1

If at any time the issued capital of ASML increases, for instance as a result of (i) a resolution to issue shares with a pre-emption right for the holders of the Shares at that time outstanding, (ii) a stock dividend or (iii) a capitalisation of reserves, the Exercise Price and/or the number of Options allocated may be adjusted in such a manner as the Board of Management shall then decide;

9.2

The adjustments by the Board of Management referred to in Article 9.1 shall be binding after an independent accountant who is a member of the Netherlands Institute for Registered Accountants [Nederlands Instituut voor Register Accountants] has issued a certificate stating that the adjustments have been determined in a reasonable manner. Adjustment of the Exercise Price and/or the number of Options shall take place on the day preceding the day on which notice was given of the aforementioned resolutions. Any tax and/or social insurance consequences resulting from the above shall be for the account of Option Holder;

9.3	An adjustment of the Exercise Price and/or the number of Options allocated and the determination of such adjustment shall be provided to the Option Holder in writing as soon as possible.

Article 10 - Taxes and Costs

10.1

All taxes levied and social security premiums, social insurance and premiums medical insurance due as a result of the allocation and/or possession and/or exercise of Options by Option Holder, including possible consequences of an amendment of the Option Conditions, shall be entirely for the account of Option Holder;

10.2

All possible consequences for pension, including early retirement, and/or social security and/or social insurance benefits and/or income level dependent regulations as a result of the waiver of specific remuneration elements and of Options allocated under this plan, including possible consequences of an amendment of the Option Conditions, shall be entirely for the account of Option Holder;

10.3

Option Holder shall be liable for all the costs relating to the exercise of Options, including but not limited to costs charged by stock brokers in connection with the acquired Shares resulting from the exercise of Options and the contiguous sale of such Shares;

10.4	Costs relating to the issue and/or acquisition of Shares in the capital of ASML shall be for the account of ASML.

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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Article 11 - Prevention of Insider Trading

Option Holder who by returning the Application Form accepts the Option Conditions, shall at the same time, be deemed to accept the applicable “ASML Rules of Conduct concerning Insider Information” and to act accordingly.

Article 12 - Notices

12.1

Notices which must be given by ASML to Option Holder pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of Option Holder as recorded in the Staff Records Department of ASML or the Group Company;

12.2

Notices which must be given by Option Holder to ASML pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of ASML as listed with the Chamber of Commerce, for the attention of the ASML Option Administrator.

Article 13 - Disputes

13.1	The Option Rules, the Option Conditions, the annexes thereto, and all further documents related to the Option Rules and/or the Option Conditions shall be governed by the laws of The Netherlands;
13.2

All disputes arising from the Option Rules, the Option Conditions, the annexes thereto, and further documents related to the Option Rules and/or the Option Conditions, shall in the first instance, be settled by the District Court of ‘s-Hertogenbosch.

Article 14 - Amendments

14.1	The Board of Management shall have the power to amend the Option Rules and/or Option Conditions or add further provisions to the same at any time;
14.2	Option Holder shall be informed as soon as possible in writing of any amendments or measures as referred to in this Article.

TERMS AND CONDITIONS FOR OPTIONS GRANTED TO EMPLOYEES OF ASML HOLDING N.V. GROUP COMPANIES IN ASIA, EMEA AND USA UNDER THE ASML STOCK OPTION PLAN (Version April 2006 – Stock Options from Future Profit Sharing 2006 Plan)

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